Luby’s Reports Third Quarter Fiscal 2010 Results

~ Sequential Same-Store Sales Improve & Reports Income from Continuing Operations of $1.3 Million ~

HOUSTON, TX – June 9, 2010 – Luby’s, Inc. (NYSE: LUB) (“Luby’s”) today announced its unaudited financial results for the third quarter fiscal 2010, a twelve-week period, which ended on May 5, 2010.  As a result of the Company’s Cash Flow Improvement and Capital Redeployment Plan (“2010 Business Plan”) announced on October 15, 2009, which included the closure of 25 underperforming stores, the entire fiscal activity of the applicable closed locations has been reclassified in discontinued operations for current and prior periods.

Third Quarter Review

•
Restaurant sales were $53.9 million, a decrease of $3.5 million compared to the same quarter last year.  Same-store sales, from a total of 96 restaurants, decreased approximately 4.8% compared to the same quarter last year. Same-store sales improved sequentially in the third quarter compared to last quarter. During the 2010 third fiscal quarter, year-over-year customer traffic trend improved slightly compared to last quarter’s results due to increased guest frequency, improving consumer confidence and positive guest response to Luby’s limited time offers. The increase in year-over-year customer traffic was more than offset by a decline in average customer spending, resulting from lower prices on menu items and increased promotional activity.

•
Revenue from Culinary Contract Services rose 9.9% to $3.3 million in the third quarter fiscal 2010 compared to $3.0 million generated in the third quarter fiscal 2009. Culinary Contract Services operated 17 facilities as of May 5, 2010 versus 13 facilities at the end of the third fiscal quarter last year.

•
Store level profit, defined as restaurant sales less food costs, payroll and related costs, and other operating expenses, was up 9.5% to $9.7 million in the third quarter of fiscal 2010, or 18.0% of restaurant sales, compared to $8.9 million in the third quarter of fiscal 2009, or 15.5% of restaurant sales. Although food costs were up as a percentage of restaurant sales, the Company effectively managed its payroll and other expenses, with both declining as a percentage of restaurant sales.

•
In the third quarter fiscal 2010, Luby’s reported income from continuing operations of $1.3 million, or $0.05 per share, compared to a loss of $0.4 million in the same quarter last year.  Income from continuing operations in the third quarter fiscal 2010 included a pre-tax net gain of $237,000 on the sale of one of the Company’s properties held for sale and a pre-tax gain of $475,000 associated with an insurance recovery of lost profits related to Hurricane Ike.  Last year’s results included a pre-tax expense of $664,000 resulting from the decrease in fair value of its investment in auction rate securities and a pre-tax gain of $485,000 from insurance proceeds associated with an insurance settlement related to property and equipment damages related to Hurricane Ike.

	Q1FY10	Q2FY10	Q3FY10		YTD
Same-Store Sales (95 stores):	(13.3%)	(12.5%)	(4.8	%)*	(10.2%)
* 96 Stores in Q3FY10

Chris Pappas, President and CEO, made the following remarks: “We are cautiously optimistic that our customers are returning more often to our restaurants as customer traffic improves. Our local market promotions are generating encouraging results.  Our customers know we are listening to their needs and they are responding positively. Additionally, these promotions have allowed us to reduce our advertising and marketing expenses, relying instead on local initiatives.”

“During the third quarter we generated income from continuing operations.  This is an important validation of our Cash Flow Improvement and Capital Redeployment Plan, which was put in place at the beginning of this fiscal year. Although we feel better about the direction of our sales, our customers are still feeling the weakness in the economy and until consumer confidence and the unemployment rate improve, we will remain cautious and refrain from giving sales and earnings guidance.”

In concluding his remarks, Pappas said, “We continue to market our properties held for sale as well as those in discontinued assets. This quarter we sold one of our locations, generating a pre-tax gain of approximately $237,000. A few weeks ago we also announced that the Financial Industry Regulatory Authority ordered Credit Suisse Securities (USA) LLC to buy back the auction rate securities we purchased through them. We received $7.1 million par value of those securities and accrued interest. We also generated a pre-tax gain of approximately $1.8 million, net of expenses, on the sale of investments which will be reflected in our fourth quarter results.  As always, we continue to focus on maintaining a strong balance sheet. We ended the third quarter with no debt on our balance sheet, $7.7 million in cash and $18.4 million in availability under our credit facility.”

Operating Expense Review
Food costs decreased approximately $0.7 million in the third quarter fiscal 2010 compared to the same quarter last year, due primarily to a reduction in sales volume. Food costs as a percentage of restaurant sales rose to 27.4% in the third quarter fiscal 2010 from 26.9% in the comparable quarter last year primarily due to lower menu prices and increased promotional activity.

Payroll and related costs decreased $1.5 million in the third quarter fiscal 2010 compared to the same quarter last year. As a percentage of restaurant sales, payroll and related costs declined to 35.1% in the third quarter fiscal 2010 from 35.6% in the same quarter last year primarily due to a reduction in management costs, lower crew overtime and increased efficiencies in crew scheduling, partially offset by higher average wages paid to crew employees.

Other operating expenses primarily include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. Other operating expenses decreased by approximately $2.1 million compared to the same quarter last year, due primarily to a $0.7 million reduction in marketing and advertising expense, a $0.5 million decline in utilities expense, a $0.3 million reduction in repairs and maintenance, and $0.5 million impact of business interruption insurance recovery associated with Hurricane Ike. As a percentage of restaurant sales, other operating expenses decreased to 19.4% compared to 22.0% in the same quarter last year.

Depreciation and amortization expense declined approximately $0.2 million in the third quarter fiscal 2010 compared to the same quarter last year, due to a slightly lower depreciable asset base reflecting reduced capital spending and certain assets reaching the end of their depreciable lives.

General and administrative expenses include corporate salaries and benefits-related costs, including restaurant area leaders, share-based compensation, professional fees, travel and recruiting expenses and other office expenses.  General and administrative expenses decreased by approximately $0.8 million in the third quarter of fiscal 2010 compared to the same quarter last year primarily due to a decrease in corporate salary and benefit expense as a result of reductions in corporate support headcount and bonus accruals.

Fiscal Year-to-Date Review
Same-store sales declined 10.2%.
•	Total sales declined 10.9% to $162.9 million in the first three quarters of fiscal 2010, compared to $182.8 million in the comparable period of fiscal 2009.
•
Luby’s Culinary Contract Services business, included in total sales, generated $9.5 million in sales during the first three quarters of fiscal 2010 compared to $9.0 million in sales during the comparable period of fiscal 2009, a 5.7% increase.

•	Loss from continuing operations for the first three quarters of fiscal 2010 was $1.5 million, compared to a loss of $0.6 million in fiscal 2009.
•	Store level profit as a percentage of restaurant sales decreased to 14.9% in the first three quarters of fiscal 2010 compared to 15.3% in the comparable period of fiscal 2009.

Outlook
The Company remains cautious regarding the outlook for comprehensive economic recovery.  It continues to anticipate that any improvement in restaurant sales will lag behind the broader economic recovery.  For Luby’s to see any material improvements in its same store sales, it will take improved employment levels and a substantial uptick in consumer confidence in its areas of operation.  Luby’s will continue to offer customers competitive price points to promote customer frequency; however, it does not anticipate that significant profit improvements are probable without significant guest traffic increases in fiscal 2010 at most retail units.  Thus a net loss from continuing operations is expected in 2010 at this time.

Conference Call
The Company will host a conference call today at 4:00 p.m., Central Time, to discuss further its 2010 fiscal third quarter results. To access the call live, dial (480) 629-9723 and ask for the Luby’s conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com.  For those who cannot listen to the live call, a telephonic replay will be available through June 16, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4303475#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby’s

Luby’s operates 96 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service.  Luby’s Culinary Contract Services provides food service management to 17 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

DRG&E / 713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Luby’s, Inc.
Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 5, 2010	May 6, 2009	May 5, 2010	May 6, 2009
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$53,947	$57,470	$153,399	$173,830
Culinary contract services	3,262	2,968	9,514	9,001
TOTAL SALES	57,209	60,438	162,913	182,831
COSTS AND EXPENSES:
Cost of food	14,796	15,484	41,781	47,452
Payroll and related costs	18,932	20,468	55,587	61,762
Other operating expenses	10,482	12,619	33,208	37,969
Opening costs	31	32	183	127
Cost of culinary contract services	2,945	2,866	8,660	8,207
Depreciation and amortization	3,443	3,656	10,461	10,985
General and administrative expenses	5,163	5,955	15,648	17,702
Provision for asset impairments, net	—	—	32	233
Net gain on disposition of property and equipment	(237)	(485)	(965)	(720)
Total costs and expenses	55,555	60,595	164,595	183,717
INCOME (LOSS) FROM OPERATIONS	1,654	(157)	(1,682)	(886)
Interest income	7	22	23	181
Interest expense	(127)	(66)	(300)	(208)
Gain on sales and redemptions (impairment in fair value) of investments	—	(664)	(438)	(794)
Other income, net	204	263	617	754
Income (loss) before income taxes and discontinued operations	1,738	(602)	(1,780)	(953)
Provision (benefit) for income taxes	462	(244)	(240)	(338)
Income (loss) from continuing operations	1,276	(358)	(1,540)	(615)
Loss from discontinued operations, net of income taxes	(546)	(695)	(1,869)	(2,484)
NET INCOME (LOSS)	$730	$(1,053)	$(3,409)	$(3,099)
Income (loss) per share from continuing operations:
Basic	$0.05	$(0.01)	$(0.05)	$(0.02)
Assuming dilution	0.05	(0.01)	(0.05)	(0.02)
Loss per share from discontinued operations:
Basic	$(0.02)	$(0.03)	$(0.07)	$(0.09)
Assuming dilution	(0.02)	(0.03)	(0.07)	(0.09)
Net income (loss) per share:
Basic	$0.03	$(0.04)	$(0.12)	$(0.11)
Assuming dilution	0.03	(0.04)	(0.12)	(0.11)
Weighted average shares outstanding:
Basic	28,145	28,061	28,125	28,078
Assuming dilution	28,151	28,061	28,125	28,078

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales.  Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 5,	May 6,	May 5,	May 6,
	2010	2009	2010	2009
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	94.3%	95.1%	94.2%	95.1%
Culinary contract services	5.7%	4.9%	5.8%	4.9%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.4%	26.9%	27.2%	27.3%
Payroll and related costs	35.1%	35.6%	36.2%	35.5%
Other operating expenses	19.4%	22.0%	21.6%	21.8%
Store level profit	18.1%	15.5%	14.9%	15.3%

(As a percentage of total sales)
General and administrative expenses	9.0%	9.9%	9.6%	9.7%
INCOME (LOSS) FROM OPERATIONS	2.4%	(0.3)%	(1.0)%	(0.5)%

Luby’s, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	May 5, 2010	August 26, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,698	$882
Trade accounts and other receivables, net	1,495	1,463
Short-term investments	5,725	—
Food and supply inventories	2,770	2,814
Prepaid expenses	612	661
Assets related to discontinued operations	90	372
Deferred income taxes	26	192
Total current assets	18,416	6,384
Property and equipment, net	136,908	147,345
Long-term investments	—	6,903
Deferred incomes taxes	6,017	5,082
Property held for sale	2,075	3,870
Assets related to discontinued operations	23,919	24,705
Other assets	397	223
Total assets	$187,732	$194,512
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,913	$11,595
Liabilities related to discontinued operations	695	1,816
Accrued expenses and other liabilities	12,855	14,063
Total current liabilities	22,463	27,474
Credit facility debt	—	—
Liabilities related to discontinued operations	971	382
Other liabilities	3,241	3,524
Total liabilities	26,675	31,380
Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 28,552,577 and 28,494,511, respectively; shares outstanding were 28,052,577 and 27,994,511, respectively	9,137	9,118
Paid-in capital	22,859	21,989
Retained earnings	133,391	136,800
Accumulated other comprehensive income	445	—
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders’ equity	161,057	163,132
Total liabilities and shareholders’ equity	$187,732	$194,512

Luby’s, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Three Quarters Ended
	May 5, 2010	May 6, 2009
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,409)	$(3,099)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net (gains) and losses on property sales and provision for asset impairments	(2,501)	(859)
Depreciation and amortization	10,732	13,051
Impairment charge for decrease in fair value of investments, net of gains	438	794
Amortization of debt issuance cost	187	60
Non-cash compensation expense	198	195
Share-based compensation expense	691	906
Deferred tax benefit	(1,317)	(1,816)
Cash provided by operating activities before changes in operating assets and liabilities	5,019	9,232
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts and other receivables, net	(17)	176
Decrease (increase) in food and supply inventories	261	(205)
Decrease in prepaid expenses and other assets	80	286
Decrease in accounts payable, accrued expenses and other liabilities	(5,099)	(6,094)
Net cash provided by operating activities	244	3,395
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale and redemption of long-term investments	1,414	525
Proceeds from disposal of assets and property held for sale	7,802	2,244
Purchases of property and equipment	(2,266)	(10,335)
Net cash provided by (used in) investing activities	6,950	(7,566)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	21,300	14,000
Credit facility repayments	(21,300)	(12,000)
Debt issuance costs	(378)	—
Net cash provided by (used in) financing activities	(378)	2,000
Net increase (decrease) in cash and cash equivalents	6,816	(2,171)
Cash and cash equivalents at beginning of period	882	4,566
Cash and cash equivalents at end of period	$7,698	$2,395
Cash paid for:
Income taxes	$—	$—
Interest	94	135